UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
December 10, 2010
Quiksilver, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-14229 (Commission File Number)	33-0199426 (IRS Employer Identification Number)

15202 Graham Street, Huntington Beach, CA (Address of principal executive offices)	92649 (Zip Code)
Registrant’s telephone number, including area code:
(714) 889-2200
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
     On December 10, 2010 (the “Closing Date”), Boardriders S.A. (the “Issuer”), a wholly owned European subsidiary of Quiksilver, Inc. (the “Company”), issued €200,000,000 aggregate principal amount of its 8.875% Senior Notes due 2017 (the “Notes”) pursuant to an Indenture (the “Indenture”), dated as of the Closing Date, by and among the Issuer, the Company, as guarantor, the subsidiary guarantor parties thereto, and Deutsche Trustee Company Limited, as trustee (the “Trustee”), Deutsche Bank Luxembourg S.A., as registrar and transfer agent, and Deutsche Bank AG, London Branch, as principal paying agent and common depositary.
     The Notes will mature on December 15, 2017 and bear interest at the rate of 8.875% per annum. Interest on the Notes is payable on June 15 and December 15 of each year, beginning on June 15, 2011.
     The Issuer may redeem the Notes for cash in whole or in part, at any time or from time to time, on and after December 15, 2014, at specified redemption premiums, plus accrued and unpaid interest, as specified in the Indenture. In addition, prior to December 15, 2014, the Issuer may redeem the Notes for cash in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest and a “make-whole” premium, as specified in the Indenture. In addition, prior to December 15, 2013, the Issuer may redeem up to 35% of the aggregate principal amount of Notes issued with the net proceeds raised in one or more equity offerings, at a redemption price of 108.875% of the principal amount thereof, plus accrued and unpaid interest thereon, if any. If the Company undergoes a change of control under certain circumstances, the Issuer may be required to offer to purchase the Notes at a purchase price equal to 101% of the principal amount plus accrued and unpaid interest. If the Issuer, the Company or its restricted subsidiaries sells assets under certain circumstances, the Issuer may be required to offer to purchase the Notes at a purchase price equal to 100% of the principal amount plus accrued and unpaid interest. In the event that the Issuer becomes obligated to pay additional amounts to holders of the Notes as a result of changes of law in a relevant taxing jurisdiction affecting withholding taxes applicable to payments on the Notes, the Issuer may redeem the Notes, in whole but not in part, at any time at 100% of the principal amount of the Notes, plus accrued and unpaid interest, if any, to the date of redemption.
     The Notes are unsecured senior obligations of the Issuer and are jointly and severally guaranteed on a senior unsecured basis by the Company and certain of the Company’s domestic and foreign subsidiaries, as set forth in the Indenture (the “Guarantors”). The Notes and the guarantees will be general unsecured senior obligations of the Issuer and the Guarantors and will be subordinated to all of the Issuer’s and the Guarantors’ existing and future secured debt to the extent of the assets securing that secured debt. In addition, the Notes will be effectively subordinated to all of the liabilities of the Company’s subsidiaries that are not guaranteeing the Notes, to the extent of the assets of those subsidiaries.
     The Indenture limits the ability of the Issuer and the Company and their restricted subsidiaries to incur additional indebtedness (excluding certain indebtedness under the Company’s U.S. revolving secured credit facility and U.S. term loan facility), issue certain preferred shares, pay dividends and make other equity distributions, purchase or redeem capital stock, make certain investments, create certain liens on its assets to secure debt, enter into certain transactions with affiliates, agree to any restrictions on the ability of the Issuer or the Company’s restricted subsidiaries to make payments to the Issuer or the Company, merge or consolidate with another company, and transfer and sell all or substantially all of its assets, in each case as set forth in the Indenture. These covenants are subject to a number of important limitations, qualifications and exceptions, including that during any time that the Notes maintain investment grade ratings, certain of these covenants will not be applicable to the Notes.
     The Indenture also contains customary event of default provisions including, among others, the following: default in the payment of the principal of the Notes when the same becomes due and payable; default for 30 days in the payment of interest on the Notes when due and payable; failure to comply with certain covenants in the Indenture; and certain events of bankruptcy or insolvency with respect to the Issuer, the Company or any significant restricted subsidiary, in each case as set forth in the Indenture. In the case of an event of default, other than a bankruptcy default with respect to the Issuer or the Company, the Trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding, by written notice to the Company (and to the Trustee if the notice is given by the holders of the Notes), may, and the Trustee at the written request of the holders of at least 25% in aggregate principal amount of the Notes then outstanding shall, declare the principal of and accrued interest on the Notes to be immediately due and payable.
     On the Closing Date, the Issuer used the net proceeds from the offering of the Notes to refinance outstanding amounts under the European Facilities (as defined below) and the SG Term Loan (as defined below) and to pay related fees and expenses.
     The above description of the Indenture and the Notes is qualified in its entirety by reference to the Indenture and the form of Note, each of which is incorporated herein by reference and attached to this Current Report on Form 8-K as Exhibits 4.1 and 4.2, respectively.
     The Notes and the related guarantees have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements. This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, the Notes or the related guarantees in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
Item 1.02. Termination of Material Definitive Agreement
     On December 10, 2010, the Company’s subsidiaries, Pilot S.A.S. and Na Pali S.A.S., terminated the Facilities Agreement, dated July 31, 2009 (the “European Facilities”), by and among Pilot S.A.S. and Na Pali S.A.S. as borrowers, the Company, as guarantor, BNP Paribas, Crédit Lyonnais and Société Générale Corporate & Investment Banking as mandated lead arrangers, BNP Paribas as agent, Société Générale as security agent, Caisse Régionale de Crédit Agricole Mutuel Pyrénées Gascogne as issuing bank, and BNP Paribas, Crédit Lyonnais, Société Générale, Natixis, Caisse Régionale de Crédit Agricole Mutuel Pyrénées-Gascogne, Banque Populaire du Sud Ouest, CIC — Société Bordelaise, and HSBC France as original lenders. The European Facilities consisted of two term loans, a credit facility and a line of credit for issuances of letters of credit.
     The maturity of the European Facilities was July 31, 2013. The term loans had minimum principal repayments due on January 31 and July 31 of each year, with €14.0 million due for each semi-annual payment in 2010, €17.0 million due for each semi-annual payment in 2011 and €27.0 million due for each semi-annual payment in 2012 and 2013. Amounts outstanding under the European Facilities bore interest at a rate of Euribor plus a margin of between 4.25% and 4.75%.

The weighted average borrowing rate on the European Facilities was 5.0% as of July 31, 2010. As of the Closing Date, there were borrowings of approximately €140.0 million outstanding under the European facilities. The European Facilities were guaranteed by the Company and secured by pledges of certain assets of the Company’s European subsidiaries, including certain trademarks of the Company’s European business and shares of certain European subsidiaries.
     In addition, on December 10, 2010, our subsidiary, QS Finance Luxembourg S.A., terminated the Term Loan Agreement, dated September 29, 2009 (the “SG Term Loan”), among QS Finance Luxembourg S.A., the Company, Biarritz Holdings S.à r.l. and Société Générale. This term loan had principal repayments due on January 31 and July 31 of each year, with €8.9 million due in the aggregate in 2011, €12.6 million due in the aggregate in 2012 and €28.5 million due in the aggregate in 2013. This term loan initially bore an interest rate of 3.23%, but changed to a variable rate of Euribor plus a margin of 4.8% beginning in July 2010. As of the Closing Date, there was borrowings of €50 million outstanding under the SG Term Loan. This term loan was secured by pledges over certain of the Company’s European trademarks.
     Some of the lenders, and certain of their affiliates, under the European Facilities and the SG Term Loan have, from time to time, performed, and may in the future perform, various financial advisory, investment banking and commercial banking services for the Company and its subsidiaries, for which they have received or will receive customary fees and expenses.
     Borrowings under the European Facilities and the SG Term Loan were repaid in full with proceeds from the issuance of the Notes.
Item 2.03. Results of Operations and Financial Conditions.
     The information set forth in Item 1.01 above is hereby incorporated by reference into this Item 2.03, insofar as it relates to the creation of a direct financial obligation.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits:

Exhibit No.	Description
4.1
Indenture, dated as of December 10, 2010, by and among Boardriders S.A., Quiksilver, Inc., as guarantor, the subsidiary guarantor parties thereto, and Deutsche Trustee Company Limited, as trustee, Deutsche Bank Luxembourg S.A., as registrar and transfer agent, and Deutsche Bank AG, London Branch, as principal paying agent and common depositary

4.2	Form of Note (included in Exhibit 4.1 hereto)

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be singed on its behalf by the undersigned hereunto duly authorized.

Date: December 13, 2010	Quicksilver, Inc. (Registrant)
	By:	/s/ Joseph Scirocco
Joseph Scirocco
Chief Financial Officer and Chief Operating Officer

Exhibit Index

Exhibit No.	Description
4.1
Indenture, dated as of December 10, 2010, by and among Boardriders S.A., Quiksilver, Inc., as guarantor, the subsidiary guarantor parties thereto, and Deutsche Trustee Company Limited, as trustee, Deutsche Bank Luxembourg S.A., as registrar and transfer agent, and Deutsche Bank AG, London Branch, as principal paying agent and common depositary

4.2	Form of Note (included in Exhibit 4.1 hereto)